Exhibit 99.1
BANCINSURANCE CORPORATION ANNOUNCES
SECOND QUARTER RESULTS
COLUMBUS, Ohio (August 1, 2007) — Bancinsurance Corporation (OTC BB: BCIS), a specialty property and casualty insurance holding company, today announced its financial results for the three and six months ended June 30, 2007.
Highlights for the second quarter of 2007 include the following:
•	Net income of $1.0 million or $0.20 per diluted share.

•	Net premiums earned of $12.0 million.

•	Combined ratio of 95.0%.

•	Shareholders’ equity of $37.4 million and book value per share of $7.56 at June 30, 2007.
John Sokol, Chairman, Chief Executive Officer and President, stated, “Overall market conditions remained sluggish throughout the second quarter of 2007. Higher net premiums earned for other specialty products, and, to a lesser extent, creditor placed insurance and unemployment compensation products, partially offset a 16% decline in premiums earned for ULTIMATE LOSS INSURANCE®, our largest product, compared to the same period last year. Our results in future periods will continue to be impacted by changes that occurred in our lender/dealer product line during the past two years, coupled with lending volumes of financial institution customers and ongoing efforts to improve profitability.”
Second Quarter Results
Net income was $1.0 million, or $0.20 per diluted share, for the second quarter 2007 compared to $1.4 million, or $0.28 per diluted share, a year ago. The most significant factor that influenced the period-over-period comparison was a decrease in underwriting profits for our lender/dealer product line due to a general agent transferring a portion of its business to other insurance carriers in 2005 (the “Transferred Business”), combined with a decrease in management fees from our unemployment compensation (“UC”) product line.
Net premiums earned declined to $12.0 million for the second quarter 2007 from $12.9 million a year ago principally due to a $1.2 million decrease in ULTIMATE LOSS INSURANCE® (“ULI”) premiums. This decrease in ULI premiums was primarily due to the cancellation of a customer at the end of second quarter 2006 (the “Cancelled Account”) combined with a decrease in premiums from the Transferred Business.
Net investment income increased 5% to $1.0 million for the second quarter 2007 primarily due to an increase in yields.
Codification and subscription fees were zero for the second quarter 2007 versus $0.9 million a year ago due to the sale of the Company’s publishing subsidiary on August 31, 2006.
Management fees from our UC product line decreased to $0.1 million for the second quarter 2007 from $0.3 million a year ago primarily due to a rise in unemployment levels.
Discontinued bond program losses and loss adjustment expenses (“LAE”) were $0.5 million for both the second quarter of 2007 and 2006. The loss in second quarter 2007 was primarily attributable to an increase in reported losses from Highlands whereas the loss in the second quarter 2006 was due to an increase in reported losses from Harco. The Harco arbitration concluded during the third quarter of 2006. Losses and LAE on continuing business decreased to $5.5 million in the second quarter 2007 from $5.8 million a year ago primarily due to the decline in ULI business.
Commission expense increased slightly to $3.2 million for the second quarter 2007 from $3.1 million a year ago primarily due to an increase in guaranteed auto protection (“GAP”) and other specialty products’ commissions, which was partially offset by a decrease in ULI commissions associated with the Cancelled Account. Other insurance operating expenses and general and administrative expenses were $0.3 million below the same period last year, principally due to lower legal expenses associated with the discontinued bond program arbitrations. As previously disclosed, the Company concluded three of the arbitration proceedings during 2006 and the Highlands arbitration is pending. Codification and subscription expenses were zero for the second quarter 2007 compared to $0.7 million a year ago as the Company sold its publishing subsidiary on August 31, 2006.
Combined Ratio
The Company’s specialty insurance products are underwritten by its wholly-owned subsidiary, Ohio Indemnity Company, whose results represent the Company’s combined ratio. For the second quarter 2007, the combined ratio increased to 95.0% from 91.3% a year ago. The loss ratio increased to 51.1% for the second quarter 2007 from 49.5% a year ago. Excluding the discontinued bond program, the Company’s loss ratio was 47.0% for the second quarter 2007 compared to 45.7% a year ago. The increase in the loss ratio for the second quarter 2007 versus a year ago was primarily attributable to our ULI product line as a result of the Cancelled Account. The expense ratio increased to 43.9% for the second quarter 2007 from 41.8% a year ago primarily due to an increase in the mix of GAP business versus ULI business as the GAP business tends to have a higher commission rate.
Six Month Results
Net income decreased to $2.1 million, or $0.41 per diluted share, for the first six months of 2007 from $2.9 million, or $0.58 per diluted share, for the same period last year. The most significant factors contributing to the year-over-year comparison included a decrease in underwriting profits for our lender/dealer products due to the Transferred Business combined with a decrease in management fees from our UC product line.
Net premiums earned declined to $22.4 million for the first six months of 2007 from $23.8 million a year ago principally due to a $1.7 million decrease in ULI premiums. This decrease in ULI premiums was primarily due to the Cancelled Account and the Transferred Business.
Net investment income increased 3% to $1.9 million for the first six months of 2007 primarily due to an increase in yields.
Codification and subscription fees were zero for the first six months of 2007 versus $1.8 million a year ago due to the sale of the Company’s publishing subsidiary on August 31, 2006.
Management fees from our UC product line decreased to $0.2 million for the first six months of 2007 from $0.5 million a year ago primarily due to a rise in unemployment levels.
Discontinued bond program losses and LAE increased to $0.5 million for the first six months of 2007 from $0.3 million a year ago. The loss in 2007 was primarily attributable to an increase in reported losses from Highlands whereas the loss in 2006 was due to an increase in reported losses from Harco which was partially offset by a gain recorded from the previously disclosed settlement with Aegis during the first quarter of 2006. Losses and LAE on continuing business declined slightly to $10.8 million for first six months of 2007 from $10.9 million a year ago primarily due to a decrease in losses for ULI, creditor placed insurance (“CPI”) and GAP product lines, which were partially offset by an increase in losses for UC and other specialty products.
Commission expense declined $0.3 million for the first six months of 2007 primarily due to a decrease in ULI commissions associated with the Cancelled Account. Other insurance operating expenses and general and administrative expenses were $0.5 million below the same period last year, principally due to lower legal expenses associated with the discontinued bond program arbitrations. Codification and subscription expenses were zero for the first six months of 2007 compared to $1.5 million a year ago as the Company sold its publishing subsidiary on August 31, 2006.
Combined Ratio
For the first six months of 2007, the combined ratio increased to 94.3% from 90.9% a year ago. The loss ratio increased to 51.2% for the first six months of 2007 from 47.7% a year ago partially due to an increase in losses from the discontinued bond program as described above. Excluding the discontinued bond program, the Company’s loss ratio was 49.0% for the first six months of 2007 compared to 46.5% a year ago. The increase in the loss ratio for the first six months of 2007 versus a year ago was primarily attributable to our ULI product line as a result of prior year favorable loss development combined with the Cancelled Account. The expense ratio improved slightly to 43.1% for the first six months of 2007 compared to 43.2% a year ago. This improvement was primarily due to lower legal expenses associated with the discontinued bond program arbitrations which was partially offset by the decrease in management fees.

Share Repurchase Program
On March 7, 2007, the Board of Directors adopted a common share repurchase program to repurchase up to 500,000 common shares of the Company. This repurchase program expires on December 31, 2008. Through June 30, 2007, the Company repurchased 116,229 common shares at an average price per share of $6.24 under this program.
About Bancinsurance Corporation
Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Automobile lender/dealer insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Our waste industry products consist of surety bonds produced and administered by a general insurance agent whereby the Company both assumes and cedes business through quota share reinsurance arrangements. Other specialty products consist primarily of vehicle service contracts, other surety products and run-off of the discontinued bond program.
Forward-Looking Statements
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding our future financial position, results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. Risk factors that might cause actual results to differ from those statements include, without limitation, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in the business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation, developments in the discontinued bond program and related Highlands arbitration, the ongoing SEC private investigation and the concentrations of ownership of the Company’s common shares by members of the Sokol family, and other risk factors identified in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, any one of which might materially affect our financial condition and/or results of operations. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.
CONTACT:
John S. Sokol
Chairman, Chief Executive Officer and President
jsokol@bancins.com
614-220-5200

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Net premiums earned	$12,027,328	$12,945,419	$22,400,982	$23,831,127
Net investment income	987,491	944,007	1,947,759	1,882,732
Net realized gains on investments	64,076	2,329	73,285	81,779
Codification and subscription fees	—	899,641	—	1,769,916
Management fees	121,015	257,899	223,870	542,211
Net realized gain on sale of affiliate	—	—	62,500	—
Other income (loss)	21,299	(19,044)	60,093	11,042

Total revenues	13,221,209	15,030,251	24,768,489	28,118,807

Expenses:
Losses and loss adjustment expenses (“LAE”)	5,544,809	5,824,190	10,834,402	10,883,962
Discontinued bond program losses and LAE	497,627	493,460	497,627	287,976
Commission expense	3,153,782	3,111,174	5,432,447	5,722,364
Other insurance operating expenses	2,160,017	2,413,606	4,265,789	4,796,325
Codification and subscription expenses	—	738,270	—	1,475,661
General and administrative expenses	227,950	236,411	386,561	339,467
Interest expense	366,505	361,505	729,515	701,535

Total expenses	11,950,690	13,178,616	22,146,341	24,207,290

Income before federal income taxes	1,270,519	1,851,635	2,622,148	3,911,517

Federal income tax expense	254,104	411,029	524,430	977,528

Net income	$1,016,415	$1,440,606	$2,097,718	$2,933,989

Net income per common share:
Basic	$.20	$.29	$.42	$.59

Diluted	$.20	$.28	$.41	$.58

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheet Data
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Investments:
Held to maturity:
Fixed maturities	$5,238,660	$4,793,584

Available for sale:
Fixed maturities	70,218,617	68,547,886
Equity securities	12,064,009	9,400,247

Short-term investments	3,307,444	8,263,980
Other invested assets	786,509	751,936

Total investments	91,615,239	91,757,633

Cash	3,516,424	1,823,191
Premiums receivable	8,068,615	4,534,856
Reinsurance recoverables	2,500,978	1,420,410
Prepaid reinsurance premiums	18,548,278	9,278,559
Deferred policy acquisition costs	9,884,994	9,454,410
Loans to affiliates	1,035,108	963,389
Accrued investment income	1,101,912	1,133,757
Net deferred tax asset	528,863	254,713
Other assets	1,732,730	1,667,588

Total assets	138,533,141	122,288,506

Liabilities and Shareholders’ Equity
Reserve for unpaid losses and loss adjustment expenses	7,526,496	8,417,063
Discontinued bond program reserve for unpaid losses and loss adjustment expenses	6,489,416	6,366,177
Unearned premiums	47,217,212	37,248,196
Ceded reinsurance premiums payable	4,722,774	1,779,022
Experience rating adjustments payable	2,357,548	2,251,171
Retrospective premium adjustments payable	2,616,840	3,550,981
Funds held under reinsurance treaties	631,360	435,558
Contract funds on deposit	4,160,719	3,741,508
Taxes, licenses and fees payable	199,854	427,928
Current federal income tax payable	264,974	266,791
Deferred ceded commissions	2,453,907	1,752,278
Commissions payable	3,715,143	2,081,825
Other liabilities	3,300,066	2,139,389
Trust preferred debt issued to affiliates	15,465,000	15,465,000

Total liabilities	101,121,309	85,922,887

Shareholders’ equity:
Common shares	1,794,141	1,794,141
Additional paid-in capital	1,401,844	1,554,355
Accumulated other comprehensive income	569,538	1,142,957
Retained earnings	39,705,405	37,607,687

	43,470,928	42,099,140

Less: Treasury shares	(6,059,096)	(5,733,521)

Total shareholders’ equity	37,411,832	36,365,619

Total liabilities and shareholders’ equity	$138,533,141	$122,288,506